The Chefs’ Warehouse, Inc. 10-Q

Exhibit 10.11

EMPLOYMENT AGREEMENT

PURSUANT TO PURCHASE AGREEMENTS

This EMPLOYMENT AGREEMENT PURSUANT TO PURCHASE AGREEMENTS (the “Agreement”), dated as of April 6, 2015 (the “Effective Date”), is by and between Del Monte Capitol Meat Company, LLC, a Delaware limited liability company with its principal place of business at 100 East Ridge Road Ridgefield, CT 06877 (the “Company”), The Chefs’ Warehouse, Inc., a Delaware corporation (the “Parent”) and John DeBenedetti, a resident of Sacramento, California (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Company and the Executive desire to enter into this Agreement to set forth the terms and conditions of the Executive’s continuing employment with the Company;

WHEREAS, the parties hereto are entering into this Agreement as a condition to each of: (i) the Company’s and the Parent’s obligation to consummate the Buyer’s purchase of substantially all of the assets of TJ Seafood, LLC and T.J. Foodservice, Co., Inc. pursuant to the terms of that certain Asset Purchase Agreement dated as of January 11, 2015 by and among the Company, the Parent, TJ Seafood, LLC, T.J. Foodservice Co., Inc., the Shareholders identified therein (including the Executive) and the Executive as the Sellers’ Representative (the “Asset Purchase Agreement”); and (ii) the Parent’s obligation to consummate that certain Merger Agreement dated as of January 11, 2015 by and among the Del Monte Merger Sub, LLC, the Parent, Del Monte Capitol Meat Co., Inc., the Shareholders identified therein and the Executive as the Sellers’ Representative (the “Merger Agreement,” and together with the Asset Purchase Agreement, the “Purchase Agreements”); and

WHEREAS, pursuant to the terms of the Asset Purchase Agreement the Executive has agreed pursuant to Section 4.7 thereof, subject to subsection 4.7(f) thereof, to certain restrictions on, among other things, his ability to (i) engage in certain activities and (ii) solicit or hire certain employees of the Company (the “Restrictive Covenants”).

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises and covenants set forth below and other good and valuable consideration, receipt of which is hereby acknowledged, the Company and the Executive do hereby agree as follows:

1.

Employment. The Company hereby agrees to employ the Executive and the Executive hereby accepts employment with the Company, upon the terms and subject to the conditions set forth herein. The Executive shall serve as President and Chief Executive Officer of the Company and Executive Vice President-Protein of the Parent and such other office or offices to which Executive may be appointed or elected by the Board of Managers of the Company (the “Board of Managers”) or the Board of Directors of the Parent. The Executive shall report to the Chief Executive Officer of the Parent. Subject to the direction and supervision of the Board of Managers and the Board of Directors of the Parent, the Executive shall perform such duties as are customarily associated with the office of President and Chief Executive Officer of the Company and Executive Vice President-Protein of the Parent and such other offices to which Executive may be appointed or elected by the Board of Managers and the Board of Directors of the Parent and such additional duties as the Board of Managers or the Board of Directors of the Parent may determine. During the term of employment, the Executive will devote the Executive’s best efforts and full time and attention during normal business hours to the business and affairs of the Company. The expenditure of reasonable amounts of time for personal, charitable and outside investment activities and private business affairs shall not be deemed a breach of this Agreement, so long as such activities are not in violation of Section 4.7 of the Asset Purchase Agreement. If the Executive’s employment terminates for any reason, whether such termination is voluntary or involuntary, the Executive will resign as a member of the Board of Managers of the Company and as a member of the Board of Directors of the Parent (and as a director and/or officer of any of the Company’s or the Parent’s subsidiaries or affiliated entities) if the Executive is then serving in such capacity, such resignation to be effective no later than the date of termination of the Executive’s employment with the Company.

2.

Term.

2.1

Subject to the provisions of termination as hereinafter provided, the initial term of the Executive’s employment under this Agreement shall begin on the date hereof and shall continue for a period of forty-eight (48) months (the “Term”).

2.2

Employment Following Expiration of Term. In the event that the Executive continues to provide services to the Company or the Parent as an employee following the expiration of the Term, such post-expiration employment shall be deemed to be performed on an “at-will” basis, and any party to this Agreement may thereafter terminate such employment with or without notice and for any reason or no reason and without any obligations determined by reference to this Agreement. This Section 2.2 is not intended to limit the Executive’s or the Company’s or the Parent’s rights and obligations under other agreements to which they are parties.

3.

Compensation.

3.1

Base Salary. Until termination of the Executive’s employment with the Company pursuant to this Agreement, the Company shall pay the Executive a base salary (“Base Salary”) of three hundred fifty thousand dollars ($350,000.00) per annum, which shall be payable to the Executive in regular installments in accordance with the Company’s general payroll policies and practices. The Executive’s compensation will be reviewed periodically by the Board of Managers of the Company and the Board of Directors of the Parent, or a committee or subcommittee thereof to which compensation matters have been delegated, and after taking into consideration both the performance of the Company and the personal performance of the Executive, the Board of Managers or the Board of Directors of the Parent, or any such committee or subcommittee, in their sole discretion, may increase the Executive’s compensation to any amount it may deem appropriate, but such Base Salary shall not be decreased.

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3.2

Bonus. In the event either the Company or the Executive, or both, respectively achieve certain financial performance and personal performance targets of the Company (as established by the Board of Managers or the Board of Directors of the Parent, or a committee or subcommittee thereof to which compensation matters have been delegated) pursuant to a cash compensation incentive plan or similar plan or arrangement currently in existence or to be established by the Company or the Parent, the Company or the Parent shall pay to the Executive an annual cash bonus during the Term of this Agreement of up to 85% of the Executive’s Base Salary paid for the fiscal year to which the performance targets relate (prorated in the case of the first fiscal year of the Term) pursuant to the terms of such plan or arrangement. This bonus, if any, shall be paid to the Executive between January 1 and March 15 of the year following the year in which the services which gave rise to the bonus were performed. In addition, the Executive shall be paid a bonus equal to 15% of his Base Salary on each of the first four anniversary dates of the Effective Date. The Board of Directors of the Parent (or applicable committee or subcommittee) may review and revise the terms of the cash compensation incentive plan or similar plan referenced above at any time, after taking into consideration both the performance of the Company and the Parent and other subsidiaries of the Parent and the personal performance of the Executive, among other factors, and may, in their sole discretion, amend the cash compensation incentive or similar plan or arrangement in any manner it may deem appropriate; provided, however, that any such amendment to the plan or arrangement shall not affect the Executive’s right to participate in such amended plan or plans.

3.3

Benefits. The Executive shall be entitled to four (4) weeks of paid vacation annually. In addition, the Executive shall be entitled to participate in all compensation or employee benefit plans or programs and receive all benefits and perquisites for which any salaried employees are eligible under any existing or future plan or program established by the Company or the Parent for salaried employees other than the Parent’s equity-based incentive plans in which the Executive may participate in the discretion of the Parent’s Board of Directors or an applicable committee thereof. The Executive will participate to the extent permissible under the terms and provisions of such plans or programs in accordance with program provisions. These may include group hospitalization, health, dental care, life or other insurance, tax qualified pension, savings, thrift and profit sharing plans, termination pay programs, sick leave plans, travel or accident insurance or disability insurance. Nothing in this Agreement shall preclude the Company from amending or terminating any of the plans or programs applicable to salaried or senior executives.

3.4

Expenses Incurred in Performance of Duties. The Company shall pay or promptly reimburse the Executive for all reasonable travel and other business expenses incurred by the Executive in the performance of the Executive’s duties under this Agreement in accordance with the Company’s policies in effect from time to time with respect to business expenses. Notwithstanding any other provision of this Section 3.4, the Executive shall be reimbursed for such expenses no later than March 31 of the year following the year in which such expenses were incurred.

3.5

Withholdings. All compensation payable hereunder shall be subject to withholding for federal income taxes, FICA and all other applicable federal, state and local withholding requirements.

3.6

Recoupment. Notwithstanding any other provision contained herein, any amounts paid or payable to the Executive pursuant to this Agreement or otherwise by the Company, including any equity compensation granted to the Executive, may be subject to forfeiture or repayment to the Company pursuant to any clawback policy as adopted by the Board of Managers or the Board of Directors of the Parent from time to time and applicable to senior executives of the Company, and Executive hereby agrees to be bound by any such policy.

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4.

Termination of Agreement.

4.1

General. During the term of this Agreement, the Company may, at any time and in its sole discretion, but subject to Sections 4.2 and 4.3, below, terminate this Agreement with or without Cause, effective as of the date of provision of written notice to the Executive thereof.

4.2

Effect of Termination with Cause. If the Executive’s employment with the Company shall be terminated with Cause during the Term of this Agreement: (i) the Company shall pay to the Executive the Base Salary earned through the date of termination of the Executive’s employment with the Company (the “Termination Date”); and (ii) neither the Company nor the Parent shall have any further obligations to the Executive under this Agreement except those required to be provided by law or under the terms of any other agreement between the Company and the Executive. For purposes of this Agreement, “Cause” shall mean: (i) the Executive’s conviction of, or plea of nolo contendre with respect to, any felony, or any act of fraud, embezzlement or dishonesty by the Executive against the Company, the Parent or any of the Company’s or the Parent’s subsidiaries, or any act of moral turpitude or any conduct in which the Executive engages during his employment that tends to bring the Company, the Parent or any of their subsidiaries into substantial public disgrace or dispute; (ii) the commission of any act or omission by the Executive involving fraud with respect to the Company or the Parent or any of their subsidiaries or in connection with any relationship between the Company, the Parent or any of their subsidiaries and any customer or supplier, (iii) the Executive’s use of illegal drugs or repetitive abuse of other drugs or repetitive excess consumption of alcohol interfering with the performance of the Executive’s duties, (iv) the gross negligence or willful misconduct in the performance of the Executive’s duties with respect to the Company or the Parent or any of their subsidiaries or (v) the Executive’s failure to follow the lawful directives of the Company’s Board of Managers, the Parent’s Board of Directors or the Parent’s president and chief executive officer where the Executive has been given written notice of the acts or omissions constituting such failure and the Executive has failed to cure such conduct, where susceptible to cure, within 30 days following such notice.

4.3

Effect of Termination without Cause.

(a)

If the Executive’s employment with the Company shall be terminated by the Company without Cause during the Term of this Agreement: (i) the Company shall pay to the Executive the Base Salary earned through the Termination Date; and (ii) so long as the Executive complies with the requirements of Section 4.7 of the Asset Purchase Agreement and Section 4.3(b), 4.5 and 5.2 of this Agreement the Company shall pay to the Executive an amount equal to the Executive’s Base Salary, as in effect on the Termination Date, payable for the remainder of every year of the Term (the “Severance Payment Period”) on the same terms and with the same frequency as the Executive’s Base Salary was paid prior to such termination. Such payment shall commence on the first payroll period (the “Initial Payment Date”) which occurs on or after the expiration of the Severance Delay Period (as defined below), which initial payment shall include the payment of any payroll periods occurring prior to the Initial Payment Date in a lump sum and shall continue for the remainder of the Severance Payment Period.

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(b)

As a condition to receiving the payments provided for in clauses (i) and (ii) of Section 4.3(a), the Executive agrees to sign and deliver to the Company, at the time of the Executive’s termination of employment, a release in form and substance substantially similar to the form of release attached hereto as Exhibit A (the “Employee Release”), and all revocation periods regarding such release must expire within sixty (60) days of the Executive’s Termination Date (the “Severance Delay Period”). The Executive acknowledges that if the conditions of clause (ii) of Section 4.3(a) and this Section 4.3(b) are not met prior to the expiration of the Severance Delay Period as a result of the Executive’s failure to act reasonably in approving and executing the release, then the Executive shall forfeit the right to receive the payments provided for in clause (ii) of Section 4.3(a). Company, Parent and Executive acknowledge and agree that the Employee Release does not release, and specifically excludes, the Executive’s and all other third-parties’ rights and remedies under the Asset Purchase Agreement, Merger Agreement, Earn-Out Agreement dated March 30, 2015 (the “Earn-Out Agreement”), Additional Earn-Out Agreement dated March 30, 2015 (“Additional Earn-Out Agreement”), and Subordinated Convertible Seller Note dated March 30, 2015 (“Subordinated Convertible Note”).

4.4

Resignation by the Executive. The Executive shall be entitled to resign the Executive’s employment with the Company at any time during the Term of this Agreement. If the Executive resigns during the Term of this Agreement: (i) the Company shall pay to the Executive the Base Salary earned through the Termination Date; and (ii) neither the Company nor the Parent shall have any further obligations to the Executive under this Agreement except those required to be provided by law or under the terms of any other agreement between the Company and the Executive.

4.5

Orderly Transition. Following any termination of this Agreement, or notice thereof, the Executive will reasonably cooperate with the Company in all matters relating to the winding up of his pending work on behalf of the Company and the orderly transfer of any pending work to other employees of the Company or its subsidiaries or affiliated entities as may be designated by the Company.

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4.6

Section 409A. It is intended that (1) each installment of the payments provided under this Agreement is a separate “payment” for purposes of Section 409A of the United States Internal Revenue Code of 1986 (the “Code”) and (2) that the payments satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(9)(iii), and 1.409A-1(b)(9)(v). Notwithstanding anything to the contrary in this Agreement, if the Company determines (i) that on the date Executive’s employment with the Company terminates or at such other time that the Company determines to be relevant, the Executive is a “specified employee” (as such term is defined under Treasury Regulation 1.409A-1(i)(1)) of the Company and (ii) that any payments to be provided to the Executive pursuant to this Agreement are or may become subject to the additional tax under Section 409A(a)(1)(B) of the Code or any other taxes or penalties imposed under Section 409A of the Code (“Section 409A Taxes”) if provided at the time otherwise required under this Agreement then (A) such payments shall be delayed until the date that is six months after the date of Executive’s “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)) with the Company, or such shorter period that, as determined by the Company, is sufficient to avoid the imposition of Section 409A Taxes (the “Payment Delay Period”) and (B) such payments shall be increased by an amount equal to interest on such payments for the Payment Delay Period at a rate equal to the prime rate in effect as of the date the payment was first due (for this purpose, the prime rate will be based on the rate published from time to time in The Wall Street Journal). Any payments delayed pursuant to this Section 5.5 shall be made in a lump sum on the first day of the seventh month following the Executive’s “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)), or such earlier date that, as determined by the Committee, is sufficient to avoid the imposition of any Section 409A Taxes.

5.

Non-Competition, Non-Solicitation, Confidentiality and Non-Disclosure.

5.1

Non-Competition and Non-Solicitation. The Executive hereby acknowledges that he is a party to and bound by the Restrictive Covenants included in Section 4.7 of the Asset Purchase Agreement, subject to subsection 4.7(f), and that he has carefully read and considered the provisions thereof and, having done so, agrees that the restrictions set forth in Section 4.7 of the Asset Purchase Agreement are fair and reasonable and are reasonably required for the protection of the legitimate business and economic interest of the Company. The Executive further acknowledges that the Company would not have entered into this Agreement absent the Executive’s agreeing to be subject to the Restrictive Covenants of Section 4.7 of the Asset Purchase Agreement.

5.2

Confidential Information.

(a)

Obligation to Maintain Confidentiality. The Executive acknowledges that the continued success of the Company and the Parent and their subsidiaries depends upon the use and protection of a large body of confidential and proprietary information, including confidential and proprietary information now existing or to be developed in the future. “Confidential Information” will be defined as all information of any sort (whether merely remembered or embodied in a tangible or intangible form) that is (i) related to the Company’s and the Parent’s and their subsidiaries’ prior, current or potential business and (ii) not generally or publicly known. Therefore, the Executive agrees not to disclose or use for the Executive’s own account any of such Confidential Information, except as reasonably necessary for the performance of the Executive’s duties as an employee or director of the Company or the Parent, without prior written consent of the Board of Managers or the Board of Directors of the Parent, unless and to the extent that any Confidential Information (i) becomes generally known to and available for use by the public other than as a result of the Executive’s improper acts or omissions to act or (ii) is required to be disclosed pursuant to any applicable law, regulatory action or court order; provided, however, that the Executive must give the Company and the Parent prompt written notice of any such legal requirement, disclose no more information than is so required, and cooperate fully with all efforts by the Company and the Parent (at the Company’s and the Parent’s sole expense) to obtain a protective order or similar confidentiality treatment for such information. Upon the termination of the Executive’s employment with the Company, the Executive agrees to deliver to the Company and the Parent, upon request, all memoranda, notes, plans, records, reports and other documents (including copies thereof and electronic media) relating to the business of the Company and the Parent (including, without limitation, all Confidential Information) that the Executive may then possess or have under the Executive’s control, other than such documents as are generally or publicly known (provided, that such documents are not known as a result of the Executive’s breach or actions in violation of this Agreement); and at any time thereafter, if any such materials are brought to the Executive’s attention or the Executive discovers them in the Executive’s possession, the Executive shall deliver such materials to the Company and the Parent immediately upon such notice or discovery.

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(b)

Ownership of Intellectual Property. If the Executive creates, invents, designs, develops, contributes to or improves any works of authorship, inventions, materials, documents or other work product or other intellectual property, either alone or in conjunction with third parties, at any time during the time that the Executive is employed by the Company (“Works”), to the extent that such Works were created, invented, designed, developed, contributed to, or improved with the use of any resources of the Company, the Parent or any of their subsidiaries and/or within the scope of such employment (collectively, the “Company Works”), the Executive shall promptly and fully disclose such Company Works to the Company and the Parent. Any copyrightable work falling within the definition of Company Works shall be deemed a “work made for hire” as such term is defined in 17 U.S.C. § 101. The Executive hereby (i) irrevocably assigns, transfers and conveys, to the extent permitted by applicable law, all right, title and interest in and to the Company Works on a worldwide basis (including, without limitation, rights under patent, copyright, trademark, trade secret, unfair competition and related laws) to the Company or such other entity as the Company shall designate, to the extent ownership of any such rights does not automatically vest in the Company under applicable law, and (ii) waives any moral rights therein to the fullest extent permitted under applicable law. The Executive agrees not to use any Company Works for the Executive’s personal benefit, the benefit of a competitor of the Company or the Parent or any of their subsidiaries, or for the benefit of any person or entity other than the Company, the Parent or their affiliated entities. The Executive agrees to execute any further documents and take any further reasonable actions requested by the Company or the Parent to assist it in validating, effectuating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of its rights hereunder, all at the Company’s sole expense.

(c)

Third Party Information. The Executive understands that the Company or the Parent and their subsidiaries will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s or the Parent’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the time that the Executive is employed by the Company or serves on the Board of Managers or the Parent’s Board of Directors and at all times thereafter, the Executive will hold information which the Executive knows, or reasonably should know, to be Third Party Information in the strictest confidence and will not disclose to anyone (other than personnel of the Company or the Parent who need to know such information in connection with their work for the Company or the Parent) or use, except in connection with the Executive’s work for the Company or the Parent, Third Party Information unless expressly authorized in writing by the Board of Managers or the Parent’s Board of Directors or the information (i) becomes generally known to and available for use by the public other than as a result of the Executive’s improper acts or omissions or (ii) is required to be disclosed pursuant to any applicable law, regulatory action or court order.

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(d)

Use of Information of Prior Employers. During the Term, the Executive shall not use or disclose any Confidential Information including trade secrets, if any, of any former employers (other than TJ Seafood, LLC, T.J. Foodservice Co., Inc. or Del Monte Capitol Meat Co.) or any other person to whom the Executive has an obligation of confidentiality, and shall not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer (other than TJ Seafood, LLC, T.J. Foodservice Co., Inc. or Del Monte Capitol Meat Co.) or any other person to whom the Executive has an obligation of confidentiality unless consented to in writing by the former employer or person. The Executive shall use in the performance of the Executive’s duties only information that is (i) generally known and used by persons with training and experience comparable to the Executive’s and that is (x) common knowledge in the industry or (y) is otherwise legally in the public domain, (ii) otherwise provided or developed by the Company or the Parent or (iii) in the case of materials, property or information belonging to any former employer (other than TJ Seafood, LLC, T.J. Foodservice Co., Inc. or Del Monte Capitol Meat Co.) or other person to whom the Executive has an obligation of confidentiality, approved for such use in writing by such former employer or person.

(e)

Disparaging Statements. During the time that the Executive is employed by the Company or serves on the Board of Managers or the Parent’s Board of Directors and at all times thereafter, the Executive shall not disparage the Company or the Parent or any of their subsidiaries or affiliated entities or any of the Company’s, the Parent’s or any of their subsidiaries’ or affiliated entities’ officers, directors, employees, agents or representatives, or any of such entities’ products or services; provided, that the foregoing shall not prohibit the Executive from making any general competitive statements or communications about the Company or the Parent or their businesses in the ordinary course of competition. The Company agrees that (i) it shall not issue any public statements disparaging the Executive and (ii) it shall take reasonable steps to ensure that the senior executive officers and directors of the Company and Parent shall not disparage the Executive. Notwithstanding the foregoing, nothing in this Section 5.2(e) shall prevent the Executive or the Company or the Parent from enforcing any rights under this Agreement or any other agreement to which the Executive and the Company or the Parent are party, or otherwise limit such enforcement.

5.3

Enforcement. The parties hereto agree that money damages would not be an adequate remedy for any breach of Section 5.2 by the Executive or any breach of Section 5.2(e) by the Company, and any breach of the terms of Section 5.2 by the Executive or Section 5.2(e) by the Company would result in irreparable injury and damage to the other party for which such party would have no adequate remedy at law. Therefore, in the event of a breach or threatened breach of Section 5.2 by the Executive or of Section 5.2(e) by the Company, the Company or its successors or assigns or the Executive, as applicable, in addition to other rights and remedies existing in their or the Executive’s favor, shall be entitled to specific performance and/or immediate injunctive or other equitable relief from a court of competent jurisdiction in order to enforce, or prevent any violations of, the provisions of Section 5.2 (in the case of a breach by the Executive) or Section 5.2(e) (in the case of a breach by the Company) (without posting a bond or other security), without having to prove damages, and to the payment by the breaching party of all of the other party’s costs and expenses, including reasonable attorneys’ fees and costs, in addition to any other remedies to which the other party may be entitled at law or in equity. The terms of this Section 5.3 shall not prevent either party from pursuing any other available remedies for any breach or threatened breach hereof, including but not limited to the recovery of damages from the other party.

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6.

Notices. Any notice required or desired to be given under this Agreement shall be in writing and shall be delivered personally, transmitted by facsimile or mailed by registered mail, return receipt requested, or delivered by overnight courier service and shall be deemed to have been given on the date of its delivery, if delivered, on the third (3rd) full business day following the date of the mailing, if mailed and on the next business day following the date that a party providing notice delivers such notice to an overnight courier of national reputation for next business day delivery, to each of the parties thereto at the following respective addresses or such other address as may be specified in any notice delivered or mailed as above provided:

(i)

If to the Executive, to:

John DeBenedetti

c/o TPBS, LLP

1545 River Park Dr., Suite 375

Sacramento, CA 95815

(ii)

If to the Company or the Parent, to:

Del Monte Capitol Meat Company, LLC

The Chefs’ Warehouse, Inc.

100 East Ridge Road

Ridgefield, Connecticut 06877

Attention: Alexandros Aldous

Facsimile: (203) 894-9108

7.

Waiver of Breach. The waiver by either party of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by the other party. No waiver of any provision of this Agreement shall be implied from any course of dealing between the parties hereto or from any failure by either party hereto to assert any rights hereunder on any occasion or series of occasions.

8.

Assignment. The rights and obligations of the Company and the Parent under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company and the Parent. The Executive acknowledges that the services to be rendered by him are unique and personal, and the Executive may not assign any of his rights or delegate any of his duties or obligations under this Agreement.

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9.

Entire Agreement; Amendment. This Agreement contains the entire agreement of the parties relating to the subject matter herein and supersedes in full and in all respects any prior oral or written agreement, arrangement or understanding between the parties with respect to Executive’s employment with the Company. For the avoidance of doubt, the agreements and covenants contained herein are separate and apart from: (i) any covenants not to compete or solicit set forth in any non-competition and non-solicitation agreement or other agreement, including the Asset Purchase Agreement, to which the Executive and the Company or the Parent are a party, and (ii) any covenants and agreements in any other agreement, including but not limited to the Asset Purchase Agreement, Merger Agreement, Earn-Out Agreement, Additional Earn-Out Agreement and Subordinated Convertible Note, to which the Executive, Parent and/or Company are a party. This Agreement may not be amended or changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

10.

Controlling Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

11.

Jurisdiction and Venue. This Agreement will be deemed performable by all parties in, and venue will exclusively be in the state or federal courts located in the State of New York. The Executive and the Company hereby consent to the personal jurisdiction of these courts and waive any objections that such venue is objectionable or improper.

12.

Waiver of Jury Trial. AS A SPECIFICALLY BARGAINED FOR INDUCEMENT FOR EACH OF THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT (AFTER HAVING THE OPPORTUNITY TO CONSULT WITH COUNSEL), EACH PARTY HERETO EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY. The losing party in any lawsuit or proceeding relating to or arising in any way from this Agreement or the matters contemplated hereby shall pay the reasonable attorneys’ fees and costs of the prevailing party in such lawsuit or proceeding.

13.

Survival. The obligations of the parties pursuant to Section 4.3, 4.5, 5.1, 5.2, 5.3, 6, 7, 8, 9, 10, 11, 12, 13 and 14 shall survive the termination of the Executive’s employment hereunder and the termination of this Agreement.

14.

Severability. If any provision of this Agreement or the application of any such provision to any party or circumstances will be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid and unenforceable, will not be affected thereby, and each provision hereof will be validated and will be enforced to the fullest extent permitted by law.

15.

Headings. The sections, subjects and headings in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

[signature page to follow]

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IN WITNESS WHEREOF, the parties have hereto executed this Agreement as of the day and year first written above.

EXECUTIVE:

JOHN DEBENEDETTI

/s/ John DeBenedetti

COMPANY:

Del Monte Capitol Meat Company, LLC

By:	/s/ Alexandros Aldous
Name: Alexandros Aldous
Title: Corporate Secretary and General Counsel

PARENT:

THE CHEFS’ WAREHOUSE, INC.

By:	/s/ Alexandros Aldous
Name: Alexandros Aldous
Title: Corporate Secretary and General Counsel

EXHIBIT A

(Form of Release)

SEPARATION AGREEMENT AND GENERAL RELEASE

1.	This Separation Agreement and General Release (“Agreement”) is between John DeBenedetti (“Employee”) and The Chefs’ Warehouse, Inc./Del Monte Capitol Meat Company, LLC (the “Company”) to resolve any and all outstanding issues between the parties in connection with the employment of Employee by Company, and to set forth all of the obligations between the parties in connection therewith.
2.	In exchange for Employee’s execution and non-revocation of this Agreement and the mutual promises and undertakings set forth herein and in the April 6, 2015 Employment Agreement between the parties (the “Employment Agreement”) (annexed hereto as Exhibit A), the Company shall pay Employee the payments and benefits set forth in clauses (i) and (ii) of Section 4.3(a) of the Employment Agreement pursuant to the schedule described in that Section 4.3(a).
3.	Employee acknowledges that he has been advised that he may be able to continue his health benefits pursuant to COBRA and that Employee will receive additional information regarding COBRA under separate cover.
4.	Employee agrees that he is not entitled to and will not seek any further consideration, including but not limited to, any wages, vacation pay, sick pay, disability pay, bonus (including any bonus for 20___ or any other year), compensation, profit sharing contributions, restricted stock, stock options, payment or benefit from Releasees (as defined in Section 5) other than that to which Employee is entitled pursuant to Section 4.3(a) and (b) of the Employment Agreement.
5.	In consideration of the payments and benefits to Employee pursuant to clauses (i) and (ii) of Section 4.3(a) of the Employment Agreement, Employee agrees to and hereby does release and discharge the Company, its parents, subsidiaries, affiliates and their successors or assigns, directors, officers, consultants, attorneys, representatives and employees (collectively “Releasees”) from any and all claims, causes of action, arbitrations and demands, whether known or unknown, which Employee has or ever has had, which are based on acts or omissions occurring up to and including the date this Agreement is fully executed, except as to the enforcement of this Agreement and any rights which cannot be waived as a matter of law. In this release, Employee further releases the Releasees from any and all compensation owed to Employee, including vacation pay and any attorneys’ fees, damages and costs Employee could recover under any statute or common law theory. Included within this release, without limiting its scope, are claims arising out of Employee’s employment or the termination of Employee’s employment based on Title VII of the Civil Rights Acts of 1964 as amended, the Civil Rights Act of 1870, the Americans with Disabilities Act of 1990 as amended, the Americans with Disabilities Act Amendments Act of 2008, the Age Discrimination in Employment Act as amended, the Older Workers Benefit Protection Act, the Fair Labor Standards Act of 1938 as amended by the Equal Pay Act of 1963, the Lilly Ledbetter Fair Pay Act of 2009, the Family and Medical Leave Act, the Employee Retirement Income Security Act of 1974, the Civil Rights Act of 1991, the Genetic Information Nondiscrimination Act of 2008, the California Labor Code, the California Government Code, the applicable California Wage Order, the California Private Attorneys General Act, the California Fair Employment and Housing Act, the New York State Human Rights Law, the New York City Human Rights Law, the New York Labor Law, the New York Wage Theft Prevention Act, the U.S. Patriot Act, the Sarbanes-Oxley Act of 2002, the Dodd–Frank Wall Street Reform and Consumer Protection Act, and any other federal, state or local civil rights, disability, discrimination, retaliation or labor law, or any theory of contract, criminal, arbitral or tort law. Company and Employee acknowledge and agree that the above release does not release, and specifically excludes, the Employee’s and all other third-parties’ rights and remedies under the Asset Purchase Agreement, Merger Agreement, Earn-Out Agreement, Additional Earn-Out Agreement and Subordinated Convertible Seller Note (in each case as defined in the Employment Agreement).

DRAFT

Employee also waives, releases and promises never to assert any such claims, known or unknown, suspected or unsuspected whether or not he is aware of the nature or extent of the claims at the time this Agreement becomes effective. Employee therefore waives his rights under Section 1542 of the California Civil Code. Section 1542 states:

“A General Release does not extend to claims which the Creditor does not know or suspect to exist in his favor at the time of executing the General Release, which, if known to him must have materially affected his settlement with the Debtor.”

6.	This Agreement is not an admission by the Company of any liability. The Company specifically denies and disclaims any discrimination or injury to any person.
7.	The parties agree that this Agreement may not be introduced in any proceeding, except to establish the settlement and release, the breach of this Agreement, or as may be required by law or judicial directive.
8.	Employee agrees that Employee will not disclose the existence or terms of this Agreement except to Employee’s immediate family, tax advisor and attorney, federal or state taxing authorities, or as compelled by court process.
9.	This Agreement, together with the Employment Agreement, contains the complete understanding of the parties. No other promises or agreements shall be binding or shall modify this Agreement unless reduced to writing and signed by the parties hereto or counsel for the parties.
10.	Employee shall not institute nor be represented as a party in any lawsuit, claim, complaint or other proceeding against or involving the Releasees based on Employee’s employment with the Company or upon any act or omission occurring up to and including the date this Agreement is fully executed, whether as an individual or class action, under any federal, state or local laws, rules, regulations or any other basis. Further, Employee shall not seek or accept any award or settlement from any such source or proceeding (not including unemployment insurance proceedings). In the event that Employee institutes, is a knowing participant, or is a willing member of a class that institutes any such action, Employee’s claims shall be dismissed or class membership terminated with prejudice immediately upon presentation of this Agreement. This Agreement does not affect Employee’s right to file a charge with the Equal Employment Opportunity Commission (“EEOC”), or any similar state or local agency, or to participate in any investigation conducted by the EEOC, or any similar state or local agency, but Employee acknowledges that he is not entitled to any other monies other than those payments described in this Agreement.

DRAFT

11.	This Agreement shall be governed by New York law without regard to conflicts of laws principles, and any action to enforce this Agreement must be brought and heard in a court within the State of New York. The parties to this Agreement consent to personal jurisdiction in New York in any action commenced to enforce its terms.
12.	This Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“409A”). The Company shall undertake to administer, interpret and construe the provisions of the Agreement in a manner that does not result in the imposition of any additional tax, penalty or interest under 409A.
13.	In the event that one or more of the provisions of this Agreement are held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of this Agreement shall not in any way be affected or impaired thereby.
14.	Employee warrants that he is fully competent to enter into this Agreement and Employee acknowledges that he has been afforded the opportunity to review this Agreement with Employee’s attorney for at least twenty-one (21) days, that Employee has been advised to consult with an attorney about this Agreement prior to executing it, that Employee has read and understands this Agreement and that Employee has signed this Agreement freely and voluntarily. Further, Employee understands that Employee has the opportunity to revoke such Agreement within seven (7) days of signing it. Employee understands that if Employee does revoke this Agreement, Employee must notify the Company in writing within seven (7) days of signing this Agreement. If Employee timely revokes Employee’s execution of this Agreement, then Employee acknowledges that this Agreement shall be of no force or effect and Employee must return any amounts received hereunder. This Agreement will not become effective until the eighth (8th) day after Employee executes and returns this Agreement without revoking his execution of this Agreement.

PLEASE READ CAREFULLY. THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. To signify the parties’ agreement to the terms of this Agreement, the parties have executed this Agreement on the date set forth opposite their signatures which appear below.

JOHN DEBENEDETTI __________________________________________________ Date: _____________________________________________	THE CHEFS’ WAREHOUSE, INC./ DEL MONTE CAPITOL MEAT COMPANY, LLC By: ___________________________________________________ Date: __________________________________________________